Exhibit 10.1

Section 18 of the Vocera Communications, Inc. 2012 Equity Incentive Plan, as amended October 26, 2016

18. REPRICING; EXCHANGE AND BUYOUT OF AWARDS. The repricing of Options or SARs is not permitted without prior stockholder approval. Repricing is defined as amending the terms of outstanding Options or SARS to reduce the exercise price, substituting or exchanging outstanding Options or SARs with or for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs or buying out Options or SARs with an exercise price that is above the then-current fair market value of the Shares for cash or other Awards. The Committee may, at any time or from time to time authorize the Company, in the case of an Option or SAR exchange with stockholder approval, and with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), to pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.